Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Announces Certain Preliminary 2020

Unaudited Financial Results

Preliminary full year 2020 unaudited revenue of $8.5 million

Cash, cash equivalents and short-term marketable securities of $28.7 million as of December 31, 2020

TUCSON, Ariz., January 5, 2021 (Globe Newswire) - HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today announced certain preliminary, unaudited financial results for the year ended December 31, 2020.

Total revenue for the full year 2020 is expected to be approximately $8.5 million. Cash, cash equivalents and short-term marketable securities are expected to be approximately $28.7 million as of December 31, 2020.

“Clearly COVID-19 impacted our core oncology business as planned studies were delayed and operations in many of our customers’ laboratories were suspended or significantly curtailed,” said John Lubniewski, CEO of HTG. “Despite these challenges, we saw returning strength in our core business in the second half and especially in the fourth quarter of 2020. We successfully advanced our strategies to increase customer diversification into smaller and mid-sized biopharma companies and expand business with large, academic medical centers. In addition, we expanded our market reach beyond oncology into immune response, gaining several new customers and programs in the fourth quarter. Although we cannot predict the extent or duration of COVID-19’s impact on our business in 2021, we are excited about our recent expansion into the immune response market.”

Mr. Lubniewski continued, “We also remain very focused on our 20,000 plus gene whole transcriptome product that is in development and have executed several letters of intent with potential collaborators for our early access program in December 2020. We look forward to working with these organizations and believe, with this approach, we will have a successful initial product launch, currently on track for the third quarter of 2021. We believe we have used 2020 to strengthen the company and set the stage for revenue growth in 2021.”

The preliminary results set forth above are unaudited, are based on management’s initial review of the company’s results as of and for the year ended December 31, 2020 and are subject to revision based upon the company’s year-end closing procedures and the completion and external audit of the company’s year-end financial statements. Actual results may differ materially from these preliminary unaudited results as a result of the completion of year-end closing procedures, final adjustments and other developments arising between now and the time that company’s financial results are finalized, and such changes could be material. In addition, these preliminary unaudited results are not a comprehensive statement of the company’s financial results for the year ended December 31, 2020, should not be viewed as a substitute for full, audited financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of the company’s results for any future period.

The company expects to announce full 2020 financial results in advance of its quarterly conference call in March 2021.

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. Its mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected revenue and other expected financial results as of and for the year ended December 31, 2020, and regarding our intention to develop and launch a whole transcriptome product, our expectation that letters of intent for our whole transcriptome product will result in us doing business with the counterparty organizations, our expected initial whole transcriptome product launch being successful and occurring in the third quarter of 2021, and our belief that we will have revenue growth in 2021. Words such as “believe,” “expect,” “will,” “potential,” “look forward to,” “on track for” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that our actual revenue or other financial results for the full year 2020 may differ materially from those set forth in this press release as a result of the completion of year-end closing procedures, final adjustments, or other developments arising between now and the time that our financial results are finalized; risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of reimbursement for our products; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
Phone: (617) 430-7577
Email:

arr@lifesciadvisors.com